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                                                                    Exhibit 10 I

                                  DELUXE CORPORATION

                           DEFERRED COMPENSATION AGREEMENT

This Agreement is made as of March 15, 1993, between DELUXE CORPORATION (Deluxe) and Vernon W. Yates (Employee):

                                     WITNESSETH:

WHEREAS an employment relationship has been established between Deluxe (Employer) and Employee to the mutual benefit and profit of both parties, and

WHEREAS the parties wish to continue this relationship and to provide for certain contingencies,

NOW, THEREFORE, in consideration of the mutual promises of the parties and the benefits intended to be secured by the performance of such promises, the parties agree as follows:

       1. Employer agrees to continue in the full-time employment of Employer or any company under common ownership with Deluxe under such terms and conditions of employment as may be determined by Deluxe Corporation from time to time.

       2. Deluxe agrees that if Employee continues in the full-time employment of Employer or other company under common ownership with Deluxe continuously until March 15, 1998, Deluxe will, commencing within thirty
       (30) days after Employee's termination of employment on such date or subsequently, pay to Employee, as additional compensation, monthly payments for a ten (10) year period of time, with the amount of each such payment to be equal to the amount that would be payable on such dates under a conventional single premium retirement annuity policy (10-year payout option) issued by a reputable insurance company, if such policy were purchased on March 15, 1993, with premium in the amount of $45,000.00. If Employee dies after completion of the period of employment provided in the preceding sentence, but before all monthly payments have been paid to him, such payments, or the balance of any such payments, shall be paid to any beneficiary[ies] designated by Employee in connection with this Agreement.

       3. If Employee dies or retires from the full-time employment of Employer or other company under common ownership with Deluxe on account of total or permanent disability before March 15, 1998, Deluxe agrees that it will, commencing within thirty (30) days after such death or retirement, pay to


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       Employee (or, in the case of death, to any beneficiary[ies] designated by Employee), as additional compensation, monthly payments for a ten
       (10) year period of time, with the amount of such payment to be equal to the amount that would be payable on such dates under an annuity policy as described in paragraph 2.

       4. This Agreement shall be binding upon the parties, their heirs, executors, administrators, successors, and assigns. In the event of a merger, consolidation, or reorganization involving Deluxe, this Agreement shall continue in force and become an obligation of Deluxe's successor or successors.

       5. If Deluxe elects to purchase an annuity contract to provide it with funds to make payments under this Agreement, Deluxe Corporation shall at all times be the sole owner and beneficiary of such contract, and neither employee nor any beneficiary shall have any right, title or interest in any such contract.

       6. This Agreement shall not restrict the right of Employer to discharge Employee at any time, provided such discharge is deemed to be in the best interest of Employer.

       7. This Agreement shall be governed by the laws of the State of Minnesota.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of this 15th day of March, 1993.


DELUXE CORPORATION



/s/ J. K. Twogood                           /s/ Vernon W. Yates
- ----------------------------------------    ---------------------------------
J. K. Twogood                               Vernon W. Yates
Executive Vice President
and Chief Operating Officer



March 15, 1993